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EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the registration statement (No. 333-74268) on Form S-8 of Tom Brown, Inc. of our report dated June 14, 2002, relating to the statement of net assets available for benefits of the Tom Brown, Inc. 401(k) Retirement Plan as of December 31, 2001 and the statement of changes in net assets available for benefits for the year ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001 annual report on Form 11-K of the Tom Brown, Inc. 401(k) Retirement Plan.

KPMG LLP

Denver, Colorado June 24, 2002

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS